FIRST NATIONAL LINCOLN CORPORATION ANNOUNCES ITS INCLUSION IN THE NEW NASDAQ GLOBAL SELECT MARKET

DAMARISCOTTA, MAINE, June 28 – Daniel R. Daigneault, President and CEO of First National Lincoln Corporation, announced today that the company’s stock, NASDAQ: FNLC, has been selected for inclusion in the newly created NASDAQ Global Select Market. The NASDAQ Stock Market has created this new market tier to showcase public companies that meet the highest listing standards in the world, with measures including market value, liquidity and earnings. FNLC is one of only two Maine-based companies included in the Global Select group.

“FNLC is an example of an industry leader that has achieved superior listing standards, which clearly defines the essence of the new NASDAQ Global Market Select,” said Bruce Aust, Executive Vice President, Corporate Client Group. “NASDAQ is focused on leading a race to the top in terms of listing qualifications. We recognize FNLC for achieving the requirements to be included in the market with the highest listing standards in the world,” added Mr. Aust.

As of July 3, 2006, newspapers and websites will begin to publish three market tiers in the NASDAQ Stock Market. Under this new structure, approximately 1200 companies qualify for the new NASDAQ Global Select Market (NGS); 1450 companies are included in the Global Market (NGM); and 550 companies are included in the Capital Market (NCM). All three markets will maintain rigorous listing and corporate governance standards.

“Inclusion in NASDAQ Global Select is a mark of achievement and stature for FNLC,” stated Mr. Daigneault. “When FNLC became a publicly-traded stock seven years ago, we chose to be listed on NASDAQ because we believe that this market offers the best trading platform for our stock. Today, NASDAQ has taken their market to a higher plateau by providing the investing public with enhanced tier structures. We are extremely proud to be among this distinguished group of publicly traded companies.”

NASDAQ is the largest U.S. electronic stock market. With approximately 3200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about the NASDAQ Global Select Market, please visit www.nasdaq.com/GlobalSelect.

First National Lincoln Corporation has been listed on the NASDAQ Stock Market since July 1999. FNLC is the holding company for The First, N.A. and its investment management group, First Advisors. Headquartered in Damariscotta, Maine, the company has fourteen banking offices and three investment management offices along the Maine coast, from Brunswick to Calais. For more information about First National Lincoln Corporation, please visit www.fnlc.com or call Carrie Warren at 1.800.564.3195.